Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bluerock Enhanced Multifamily Trust, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheets of Bluerock Enhanced Multifamily Trust, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2011, incorporated herein by reference. We also consent to the use of our reports dated June 28, 2012, with respect to the statements of revenues in excess of certain expenses of Springhouse at Newport News for the years ended December 31, 2011 and 2010, and the statements of revenues in excess of certain expenses of The Reserve at Creekside Village for the year ended December 31, 2011 and the period from March 31, 2010 (date of initial acquisition) to December 31, 2010 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana
November 2, 2012